UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest events reported)	September 10, 2004
(September 9, 2004)

Commission	Name of Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

333-32170	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name, former address and former fiscal year, if changed since last report)

ITEM 8.01      OTHER EVENTS

The following is a press release issued by PNM Resources, Inc. (the "Company") on September 9, 2004.

PNM Resources Files Acquisition Plan

Combination will result in modest customer savings, stronger companies

(ALBUQUERQUE, N.M.) - PNM Resources' (NYSE: PNM) acquisition of TNP Enterprises will strengthen the financial positions of both companies and provide savings resulting in modest rate decreases, according to filings made today with regulators in New Mexico and Texas.

Fort Worth-based TNP Enterprises is the parent company of Texas-New Mexico Power Co. (TNMP), which serves 48,000 customers in southern New Mexico and is the transmission and distribution company for 205,000 customers in Texas' competitive electric market.  In July, PNM Resources agreed to acquire the company.

"This transaction will provide a very real opportunity to return TNP Enterprises to a healthier financial condition with no adverse effect on PNM Resources or PNM the utility," said Bill Real, PNM Resources senior vice president of Public Policy. "The acquisition will result in savings in administrative and overhead costs."

According to the filing, cost of service rate reductions of less than $1 per year for PNM gas customers would go into effect immediately following the acquisition. PNM electric customers, whose rates were cut 4 percent in 2003 and will see rates decrease another 2.4 percent in 2005, will receive a rate credit from the acquisition savings in January 2008, when the existing moratorium on rate changes expires.

The filings ask for approval of the acquisition from the New Mexico Public Regulation Commission and a finding from the Public Utility Commission of Texas that the acquisition is in the public interest.  Additional federal approvals also are needed. PNM Resources believes that all regulatory approvals can be obtained in about six months due to the simple nature of the acquisition.

Real said the administrative savings would come from consolidating administrative and overhead costs, such as computer systems, licensing, software, insurance costs, bill printing, benefits administrative fees, purchasing efficiencies and duplicative positions.

According to the filing, PNM Resources will identify any possible benefits of combining the utility operations of PNM and TNMP-New Mexico and might propose to combine the operations when it files for its next general electric rate proceeding.

About PNM Resources
PNM Resources is an energy holding company based in Albuquerque, New Mexico. PNM, the principal subsidiary of PNM Resources, serves about 459,000 natural gas customers and 405,000 electric customers in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM Resources stock is traded primarily on the NYSE under the symbol PNM.

About TNP Enterprises
TNP Enterprises' primary subsidiary, Texas-New Mexico Power Company, was created in 1935. It provides community based electric service to 85 cities and more than 252,000 customers in Texas and New Mexico. First Choice Power, TNP Enterprises' other primary subsidiary, is a retail electric provider with more than 59,000 customers in Texas. First Choice began providing retail electric service to Texas customers in 2002 in response to the Texas Electric Choice Act. Headquartered in Fort Worth, Texas, the company has 37 offices throughout its service areas and approximately 750 employees in two states. More information about the company can be found at www.tnpe.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this filing and documents the Company files with the SEC that relate to future events or the Company's expectations, projections, estimates, intentions, goals, targets and strategies, both with respect to PNM Resources and with respect to the proposed acquisition of TNP Enterprises, are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by the forward-looking statements, PNM Resources cautions you not to place undue reliance on these statements. Many factors could cause actual results to differ, and will affect the Company's future financial condition, cash flow and operating results. These factors include, risks and uncertainties relating to the receipt of regulatory approvals of the proposed transaction, the risks that the businesses will not be integrated successfully, the risk that the benefits of the transaction will not be fully realized or will take longer to realize than expected, disruption from the transaction making it more difficult to maintain relationships with customers, employees, suppliers or other third parties, conditions in the financial markets relevant to the proposed transaction, interest rates, weather, fuel costs, changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, the performance of generating units and transmission system, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect PNM Resources and that could cause actual results to differ from those expressed or implied by the Company's forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: September 10, 2004	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)

4